Exhibit 99

GENERAL DYNAMICS

3190 Fairview Park Drive
Falls Church, VA 22042-4523
www.generaldynamics.com	News

September 3, 2002
Contact: Norine Lyons
Tel 703 876 3190
Fax 703 876 3186
nlyons@generaldynamics.com

General Dynamics receives payment demand in A-12 case
Demand jumps the gun on settlement talks and appellate litigation

FALLS CHURCH, Va. — On August 30, 2002, the Department of the Navy notified General Dynamics (NYSE: GD) and the Boeing Company that unless they paid, within 30 days, approximately $2.3 billion that the government says the companies owe in the A-12 aircraft case, it would turn the matter over to the Defense Finance and Accounting Service for collection. The letter acknowledged that negotiations regarding a settlement of the A-12 matter are ongoing.

General Dynamics regards this demand as an unseemly negotiating tactic, and an apparent effort to gain advantage during settlement talks. In the event the negotiations do not result in settlement in the 30-day timeframe, the company will seek to stay the collection effort before the Federal Circuit Court of Appeals. The government’s entitlement to any payment at all in the A-12 matter is already central to the issues to be heard by the appellate court.

A copy of the Navy’s August 30 letter is available on General Dynamics’ website at http://www.generaldynamics.com/news/press_releases/2002/Navy_A-12_Letter.pdf.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 54,000 people and anticipates 2002 revenues of $14 billion. The company has leading market positions in land and amphibious combat systems, mission-critical information systems and technologies, shipbuilding and marine systems, and business aviation. More information about the company is available at www.generaldynamics.com.

(-30-)